UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 9, 2015

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California  92705

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2015, Iteris, Inc. (the “Company”) announced that it appointed Andrew Schmidt, age 53, to serve as the Company’s Vice President of Finance, Chief Financial Officer and Secretary.  A copy of the press release issued by the Company regarding Mr. Schmidt’s appointment is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Prior to joining the Company, Mr. Schmidt served as the Chief Financial Officer and Corporate Secretary of Smith Micro Software, Inc., a publicly-held provider of wireless and mobility software solutions from 2005 to 2014.  Prior to joining Smith Micro, Mr. Schmidt held CFO roles for several other public companies, including Genius Products, an entertainment company, and Mad Catz Interactive, a provider of console video game accessories.  He also served as Vice President (Finance) of Peregrine Systems, a publicly-held provider of enterprise level software.  Mr. Schmidt holds a B.B.A. degree in Finance from the University of Texas and an M.S. degree in Accountancy from San Diego State University.

In connection with his hiring, the Company entered into an employment agreement with Mr. Schmidt dated March 9, 2015 (the “Agreement”), pursuant to which he will receive an annual base salary of approximately $325,000, which may be increased from time to time at the discretion of the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board.  Mr. Schmidt will also be eligible to participate in the Company’s executive bonus plan as then in effect and his potential bonus for each year will be established annually by the Board or the Compensation Committee, provided that the bonus potential for the fiscal year ending March 31, 2016 will be $125,000.  The initial term of the Agreement shall be for a period of two years but will renew for successive one year periods until March 2025 unless either the Company or Mr. Schmidt provides written notice of non-renewal at least 30 days prior to the end of the initial term or renewal term, as applicable.

If during the initial term of the Agreement or any renewal term, Mr. Schmidt’s employment with the Company is terminated without Cause or he resigns from the Company for Good Reason (as such capitalized terms are defined in the Agreement), the Company will pay to Mr. Schmidt salary continuation payments for the six months following his termination in an aggregate amount of up to 50% of his annual base salary as then in effect.  In addition, Mr. Schmidt will be entitled to receive reimbursement for the cost of COBRA coverage for a period of up to six months following such termination.

The foregoing description of the Agreement is not complete and is subject to, and qualified in its entirety by, the full text of such Agreement, a copy of each of which is attached hereto as an exhibit and the terms of which are incorporated herein by reference.

Subject to the approval of the Compensation Committee, Mr. Schmidt will also receive an option grant under the Company’s 2007 Omnibus Incentive Plan, as amended, to purchase up to 100,000 shares of the Company’s Common Stock, which option will vest in four equal annual installments.  The exercise price for such option shall be equal to the closing sales price of the Company’s Common Stock on the date of the grant of such option.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated March 9, 2015 between Iteris, Inc. and Andrew Schmidt

99.1	Press Release of Iteris, Inc. dated March 9, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2015	ITERIS, INC.,
a Delaware corporation

	By:	/s/ Kevin C. Daly, Ph.D
Kevin C. Daly, Ph.D
Chief Executive Officer (Interim)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated March 9, 2015 between Iteris, Inc. and Andrew Schmidt

99.1	Press Release of Iteris, Inc. dated March 9, 2015